Exhibit 10.2

Grant  Agreement

As a condition of being selected as a Participant in the Protection One, Inc. Stock Appreciation Rights Plan (the “Plan”), I agree to be bound by the terms of the Plan and to accept the decisions of the Committee taken in accordance with such terms.  Except as otherwise required by law or with the express prior written consent of the Committee, I agree to keep the existence and terms of this Plan, and the amount of my award, strictly confidential.  I further agree that the benefits, if any, that are paid or payable under the Plan shall in no event be taken into account for purposes of determining the amount of any severance or similar benefit to which I may be entitled under my employment agreement, or any other plan, agreement or practice of the Company, regardless of the date of implementation.

Notwithstanding any other provisions of the Plan to the contrary, including, without limitation, the provisions contained in Section 5 (“Adjustment of the Base Price”) of the Plan, the Base Price of twenty-two percent (22%) of the SARs awarded to me pursuant to this agreement shall be fixed at a value equal to the initial Base Price increased by the Preferred Return through and including May 12, 2006 and shall not be subject to further increase.  Such fixed Base Price shall be calculated by multiplying (i) $4.50 by (ii) 1.09 ^ (1+n/365) where n is equal to the number of days that have elapsed between February 8, 2006 and the date set forth in the immediately preceding sentence.

Unless otherwise stated herein, all capitalized terms in this agreement have the meanings ascribed to them in the Plan.

Grant Date:
Number of SARs Awarded(1):

Agreed and Accepted by
Print Name:
Signature:	Date:

PROTECTION ONE, INC
By:	Date:
Print Name:
Title:

(1) Reflects portion of previously forfeited SARs that have been reallocated to Participant pursuant to the terms of Section 3(a) of the Plan. Except as otherwise specified above, the Base Price of the SARs is increased by the Preferred Return from the Closing Date through the date, and in the manner, specified in the Plan.